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                                                                   Exhibit 10.15

                             AMENDED AND RESTATED
                  WFA SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



          WHEREAS, Household International, Inc., by resolution of its Board of Directors dated November 10, 1998, has authorized its proper officers to adopt the Amended and Restated WFA Supplemental Executive Retirement Plan,

          NOW, THEREFORE, the Amended and Restated WFA Supplemental Executive Retirement Plan is adopted as follows:

          1. Adoption of Plan. William F. Aldinger ("WFA") is a participant in the Household Retirement Income Plan ("RIP") and the Household Supplemental Retirement Income Plan ("SRIP"). The WFA Supplemental Executive Retirement Plan was previously adopted to supplement the benefits payable to WFA under both RIP and SRIP. The Board of Directors has determined to amend the WFA Supplemental Executive Retirement Plan as set forth in this Amended and Restated WFA Supplemental Executive Retirement Plan (hereafter called the "Plan").

          2. Eligible Employees. William F. Aldinger is the only employee of Household International, Inc. ("Household") eligible to participate in the Plan.

          3. Vesting of Benefits. Except as otherwise provided below, if WFA continues to be employed by Household or one of its subsidiaries until he attains age 60, then he will become eligible for benefits under the Plan.

          4. Amount of Benefit. If WFA terminates employment with Household and all its subsidiaries on or after he has attained age 60, then he will be eligible to receive upon his termination of employment a monthly single life annuity benefit under the Plan where the annual amount of the annuity equals 50% of his "Final Average Salary" as defined in RIP (but without any limits imposed by Section 401(a)(17) of the Internal Revenue Code), offset by the equivalent monthly single life annuity he would be eligible to receive under RIP and SRIP. If WFA terminates employment with Household and all its subsidiaries on or after he has attained age 65, then his benefit will be based upon 55% of his Final Average Salary (without any limits imposed by Section 401(a)(17) of the Internal Revenue Code) instead of 50%.

          5. Effect of Termination of Employment Prior to Age 60. In the event WFA's employment with Household and all of its subsidiaries terminates prior to the date he attains age 60 due to (a) WFA's death, (b) WFA's disability (as defined in the Employment Agreement dated as of January 1, 1999 between Household and WFA, such Employment Agreement hereinafter referred to as the "Employment Agreement"), or (c) a Qualifying Termination of Employment (as defined in the Employment Agreement), then, notwithstanding the provisions of Paragraph 3
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above, WFA (or in the event of his death, his spouse or other designated beneficiary) shall be entitled to receive a prorated benefit under the Plan (the "Prorated Benefit"). The Prorated Benefit will be a monthly single life annuity payable upon WFA's attainment of age 60 (or the date he would have reached age
60), where the annual amount of the annuity equals 50% of his Final Average Salary, multiplied by a fraction the numerator of which is WFA's years of vesting service credited under the RIP, and the denominator of which is the total number of years of vesting service with which WFA would be credited under the RIP if his employment continued until age 60. For purposes of determining the Prorated Benefit, WFA's Final Average Salary shall be as defined in Paragraph 4 above, but determined as of the date of his termination of employment; provided, however, that if WFA's termination of employment is a Qualifying Termination of Employment (as defined in the Employment Agreement), then for purpose of determining the Prorated Benefit (A) WFA's Final Average Salary shall be determined as if WFA's employment continued for another 24 months and the lump sum salary and bonus replacement amounts payable to WFA under the Employment Agreement on account of such Qualifying Termination were paid ratably to him over such 24 month period, and (B) his years of vesting service for purposes of the numerator of the fraction described above shall be determined as if WFA's employment continued for such 24 month period. In the event that the Qualifying Termination occurs within six months prior to, or on or after, a Change in Control (as defined in the Employment Agreement), for purposes of determining the Prorated Benefit payable to WFA pursuant to this Paragraph 5, (I) WFA's Final Average Salary amount shall be determined as if WFA's employment continued for another 36 months and the lump sum salary and bonus replacement amounts payable to WFA under the Employment Agreement on account of such Qualifying Termination of Employment were paid ratably to him over such 36 month period, (II) the fraction described above shall be deemed to equal one (1.0), and (III) the benefit shall be a single life annuity payable upon the expiration of such 36 month period (or, if earlier, WFA's attainment of age 60).

          6. Form of Payment. The benefits under this Plan shall be paid to WFA (or, in the event of his death, his spouse or other designated beneficiary) in accordance with this Paragraph 6. As of the date of WFA's termination of employment, the single life annuity payable to WFA shall be converted into an actuarially equivalent lump sum value (hereinafter referred to as the "Lump Sum Amount") as of the date of WFA's termination, using the actuarial factors applicable to lump sum payments as are then in effect under RIP. Such lump sum amount shall be paid in five equal installments, the first to be made no later than thirty days after the termination of WFA's employment, and the second through fifth installments to be made on the first through fourth anniversaries of WFA's termination of employment. The second through fifth installments shall be accompanied by interest credited on the unpaid balance at the prime rate of interest as from time to time published in The Wall Street Journal, Midwest Edition. Notwithstanding the foregoing, the Senior Vice President -- Human Resources of Household, or his successor, may approve an alternative form of benefit, including a single lump sum payment of the Lump Sum Amount. To the extent that WFA shall have elected, prior to the January 1 of the calendar year in
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which his termination of employment occurs, that his benefit under the Plan be paid in a single lump sum amount, or in any form of payment offered under RIP which is actuarially equivalent to Lump Sum Amount, determined in accordance with the factors used under RIP, then the Senior Vice President -- Human Resources of Household or his successor shall be obligated to approve such form of payment. The form of benefit chosen from the Plan may differ from that elected under RIP or SRIP. In the event that a payment required to be made under this Paragraph 6 would not be fully deductible by Household if paid in one taxable year, then the payment will be spread over the minimum number of years needed to allow for deductibility by Household. The amounts not immediately paid in accordance with the preceding sentence will be credited with interest up until the date of distribution at the prime rate referred to above.

          7. Death Benefit. If WFA should die after payment of benefits to him under the Plan has begun, then payments will cease or continue in accordance with the manner of payment selected. If WFA should die before payments commence, then either the Prorated Benefit described in Paragraph 5 (in the case of WFA's death before age 60) or the benefit under the Plan to which he would have been entitled had his employment terminated on the day before his death (in the case of WFA's death on or after age 60), will be paid to his spouse or other beneficiary designated by him.

          8. Financing of the Plan. The benefits provided under the Plan shall be paid directly by Household and the Plan shall not create a funded account or security interest for the benefit of any person. Notwithstanding the foregoing, this Plan shall constitute a "Contract" and WFA shall be an "Executive" within the meaning of the Household International, Inc. Grantor Trust Agreement for Employees and Former Employees, as may from time to time be amended (such trust and any successor thereto or replacement thereof, the "Grantor Trust"). Upon the occurrence of a Funding Date (as defined in the Grantor Trust), the Company shall pay to the Grantor Trust the amounts required thereby with respect to the benefits hereunder and take such other actions as are appropriate to protect such benefits. If the Grantor Trust is terminated or amended in a manner adverse to WFA, then upon a Change in Control (as defined in Section 4.01 of the Grantor Trust) the Company shall establish a replacement trust in form and substance reasonably acceptable to WFA and shall deliver to the replacement trust cash of a value sufficient to provide for the payment of all accrued benefits under this Plan.

          9. Amendment and Termination. The Plan may be amended from time to time or terminated by Household with the consent of WFA.
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          IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized this 23rd day of December, 1998.

                                           HOUSEHOLD INTERNATIONAL, INC.

                                           /s/ Colin P. Kelly
                                           -------------------------------------
                                       By  Colin P. Kelly
                                           Senior Vice President-Human Resources

(Corporate Seal)

ATTEST:

/s/ Kenneth H. Robin
---------------------------
Kenneth H. Robin
Secretary